Execution Copy




















                                     MERGER

                                     Between

                                WINDSORTECH, INC.

                                       and

               DELTA STATES OIL, INC. and ALFRED D. MORGAN, PH.D.

                                January 29, 2002


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                                TABLE OF CONTENTS
                                                                            Page
1.  Definitions..............................................................1

2.  Basic Transaction........................................................3
         (a) The Merger......................................................3
         (b) The Closing.....................................................3
         (c) Actions at the Closing..........................................4
         (d) Effect of Merger................................................4
         (e) Procedure for Payment...........................................5
         (f) Closing of Transfer Records.....................................6

3.  Representations and Warranties of Delta..................................6
         (a) Organization, Qualification, and Corporate Power................6
         (b) Capitalization..................................................6
         (c) Authorization of Transaction....................................7
         (d) Noncontravention................................................7
         (e) Filings with the SEC............................................7
         (f) Financial Statements............................................8
         (g) Events Subsequent to Most Recent Fiscal Quarter End.............8
         (h) Undisclosed Liabilities.........................................8
         (i) Brokers' Fees...................................................8
         (j) Absence of Regulatory Disqualifications.........................8
         (k) By-laws are true and correct....................................8

4.  Representations and Warranties of Windsortech............................8
         (a) Organization....................................................9
         (b) Capitalization..................................................9
         (c) Authorization of Transaction....................................9
         (d) Noncontravention................................................9
         (e) Brokers' Fees...................................................9
         (f) Continuity of Business Enterprise..............................10
         (g) Absence of Regulatory Disqualifications........................10
         (h) Unaudited December 31, 2002 Financial Statements...............10

5.  Covenants...............................................................10
         (a) General........................................................10
         (b) Notices and Consents...........................................10
         (c) Regulatory Matters and Approvals...............................10
         (d) Operation of Business..........................................11
         (e) Full Access....................................................12
         (f) Notice of Developments.........................................12
         (g) Exclusivity....................................................12

6.  Conditions to Obligation to Close.......................................14
         (a) Conditions to Obligation of Windsortech........................14



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                                                                  Execution Copy








         (b) Conditions to Obligation of Delta..............................16

7.  Termination.............................................................16
         (a) Termination of Agreement.......................................16
         (b) Effect of Termination..........................................17

8.  Miscellaneous...........................................................17
         (a) Post Merger ...................................................17
         (b) Survival.......................................................17
         (c) Press Releases and Public Announcements........................17
         (d) No Third Party Beneficiaries...................................18
         (e) Entire Agreement...............................................18
         (f) Succession and Assignment......................................18
         (g) Counterparts...................................................18
         (h) Headings.......................................................18
         (i) Notices........................................................18
         (j) Governing Law..................................................19
         (k) Amendments and Waivers.........................................19
         (l) Severability...................................................19
         (m) Expenses.......................................................19
         (n) Construction...................................................21
         (o) Incorporation of Exhibits and Schedules........................21

Exhibit A--Agreement Regarding Continuity of Shareholder Interest
Exhibit B--Certificate of Merger
Exhibit C--Form of Letter of Transmittal
Exhibit D-Form of Opinion of Counsel to Delta
Exhibit E--Form of Opinion of Counsel to Windsortech
Exhibit F -Intentionally Deleted
Exhibit G--Due Diligence Checklist
Exhibit H--Form of Lockup Agreement and Irrevocable Proxy
Exhibit I--Form of Consulting Agreement
Exhibit J--Form of Smithline Letter






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                                                                  Execution Copy



                          AGREEMENT AND PLAN OF MERGER

         Agreement entered into on and as of January 29, 2002 by and between Windsortech, Inc., a New Jersey corporation ("Windsortech"), Delta States Oil, Inc., a Delaware corporation ("Delta"), and Alfred D. Morgan, Ph.D. ("Morgan"). Windsortech, Delta and Morgan are referred to together herein as the "Parties".

         This Agreement contemplates a tax-free merger of Windsortech with and into Delta in a reorganization pursuant to Code ss.368(a)(1)(A). Windsortech's Shareholders will receive capital stock in Delta in exchange for their capital stock in Windsortech. The Parties expect that the Merger will further their business objectives.

         Now, therefore, in consideration of the premises and the mutual promises herein made, the representations, warranties and covenants herein contained and intending to be legally bound hereby, the Parties agree as follows.

         1.  Definitions.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Certificate of Merger" has the meaning set forth in ss.2(c) below.

         "Closing" has the meaning set forth in ss.2(b) below.

         "Closing Date" has the meaning set forth in ss.2(b) below.

         "Closing Date Financial Statements" has the meaning set forth in ss.3(h) below.

         "Confidential   Information"  means  any  information   concerning  the
businesses and affairs of Delta and its Subsidiaries that is not already generally available to the public.

         "Conversion Ratio" has the meaning set forth in ss.2(d)(v) below.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Delta" has the meaning set forth in the preface above.

         "Delta Stock" means any share of Delta's Common Stock.

         "Delta Stockholder" means any Person who or which holds any shares of Delta's Common Stock.

         "Delta's Common Stock" has the meaning given in ss.3(b).


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         "Delta's Counsel" shall mean Saul Horing, Esquire.

         "Delta's Preferred Stock" has the meaning given in ss.3(b).

         "Disclosure Schedule" has the meaning set forth in ss.3 below.

         "Dissenting Share" means any Delta Share which any Delta stockholder who or which has exercised his or its appraisal rights under the Delaware General Corporation Law holds of record.

         "Effective Time" has the meaning set forth in ss.2(d)(i) below.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "Hart-Scott-Rodino   Act"   means   the   Hart-Scott-Rodino   Antitrust
Improvements Act of 1976, as amended.

         "IRS" means the Internal Revenue Service.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Merger" has the meaning set forth in ss.2(a) below.

         "Merger Consideration" has the meaning set forth in ss.2(e) below.

         "Most Recent Fiscal Year End" have the meanings set forth in ss.3(f) below.

         "New Jersey Business Corporation Act" means the Business Corporation Act of the State of New Jersey, as amended.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Public Report" has the meaning set forth in ss.3(e) below.

         "Requisite Delta Stockholder Approval" means the affirmative vote or consent of the holders of a majority of Delta Shares in favor of this Agreement and the Merger.



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         "Requisite Windsortech Shareholder Approval" means the affirmative vote or consent of the holders of a majority of Windsortech Shares in favor of this Agreement and the Merger.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Special Delta Meeting or Action" has the meaning set forth in ss.5(c)(ii) below.

         "Special Windsortech Meeting or Action" has the meaning set forth in ss.5(c)(ii) below.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in ss.2(a) below.

         "Windsortech" has the meaning set forth in the preface above.

         "Windsortech-owned Share" means any Delta Share that Windsortech owns beneficially.

         "Windsortech's Counsel" means Spector, Gadon & Rosen, P.C.

         "Windsortech Shareholder" means any Person who or which holds any shares of Windsortech's Common Stock.

         2.  Basic Transaction.

         (a) The Merger. On and subject to the terms and conditions of this Agreement, Windsortech will merge with and into Delta (the "Merger") at the Effective Time. Delta shall be the corporation surviving the Merger (the "Surviving Corporation"), but shall rename itself "Windsortech, Inc." in connection with the Merger.

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Spector Gadon & Rosen, P.C. in Philadelphia, Pennsylvania, commencing at 10:00 a.m. local time not later than the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to


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consummate the  transactions  contemplated  hereby (other than  conditions  with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall occur no later than January 31, 2002.

         (c) Actions at the Closing. At the Closing, (i) Delta will deliver to Windsortech the various certificates, instruments and documents referred to in ss.6(a) below, (ii) Windsortech will deliver to Delta the various certificates, instruments and documents referred to in ss.6(b) below, (iii) Windsortech and Delta will file with the Secretary of State of the State of Delaware and the [Secretary of State] of the State of New Jersey a Certificate of Merger in the form attached hereto as Exhibit B (the "Certificate of Merger") and (iv) Delta will deliver to Windsortech or Windsortech's Counsel in the manner provided below in this ss.2 certificates evidencing the shares of Delta's Common Stock issuable to the Windsortech Shareholders pursuant to this Agreement in connection with the Merger.

         (d)  Effect of Merger.

                  (i) General. The Merger shall become effective at the time (the "Effective Time") Windsortech and Delta file the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Windsortech or Delta in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Certificate of Incorporation. The Certificate of Incorporation of Delta in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation with the Certificate to be modified as follows:
              Article First shall be amended to read in its entirety as follows:
              "First:  The name of the corporation is Windsortech Inc. "

                  (iii) Bylaws. The Bylaws of Delta in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation, without any modification or amendment in the Merger.

                  (iv) Directors and Officers. The directors and officers of Windsortech in office at and as of the Effective Time will become the directors and officers of the Surviving Corporation (being appointed their respective positions and terms of office and pursuant to execution and delivery of the Employment Agreements by Delta pursuant to ss.6(a)(xiv).

                  (v) Conversion of Windsortech Shares. At and as of the Effective Time, (A) each Windsortech Share shall be converted into the right to receive 0.3852 Delta Shares (the ratio of one Windsortech Share to 0.3852 Delta Shares is referred to herein as the "Conversion Ratio"). Application of the Conversion Ratio to the 25,000,000



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         Windsortech   Shares  will  result  in  9,630,000   Delta  Shares.   No
         Windsortech Share shall be deemed to be outstanding or to have any rights other than those set forth above in this ss.2(d)(v) after the Effective Time.

                  (vi) Delta Shares. Each Delta Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

         (e) Procedure for Payment.

                  (i) Immediately after the Effective Time, subject to ss.3(h) below, (A) Delta will deliver to Windsortech's Shareholders or Windsortech's Counsel stock certificates (issued in the names of the
         Windsortech's Shareholders) representing that number of Delta Shares equal to the product of (x) the Conversion Ratio times (y) the number of outstanding Windsortech Shares (the "Merger Consideration") and (B) Delta will deliver to Windsortech's Counsel for forwarding to Windsortech's Shareholders a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit C to each record holder of outstanding Windsortech Shares for the holder to use in surrendering the certificates representing his Windsortech Shares in exchange for a certificate representing the number of Delta Shares to which he is entitled.

                  (ii) Delta will not pay any dividend or make any distribution on Delta Stock (with a record date at or after the Effective Time) to any record holder of outstanding Windsortech Shares until the holder surrenders for exchange his certificates representing his Windsortech Shares. Delta instead will pay the dividend or make the distribution to Windsortech's Counsel in trust for the benefit of the holder pending surrender and exchange. Delta may require Windsortech's Counsel to hold any cash it receives from Delta as a dividend or distribution in a federally insured bank account of such Counsel's choosing; provided, however, that the terms and conditions of such account shall be such as to permit such Counsel to make prompt payments of cash to the holders of outstanding Windsortech Shares as necessary. Delta may cause such Counsel to pay over to Delta any net earnings with respect to the investments. In no event, however, will any holder of outstanding Windsortech Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

                  (iii) Delta may cause Windsortech's Counsel to return any shares of Delta Stock and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Windsortech Shares shall be entitled to look to Delta (subject to abandoned property, escheat and other similar laws) as a general creditor thereof with respect to the certificates representing the shares of Delta Stock and/or dividends and distributions thereon to which he is entitled upon surrender of his certificates.

                  (iv) At its option, Windsortech may direct that up to 7% of the Merger Consideration otherwise payable to the Windsortech Shareholders pursuant to ss.2(e)(i) above be paid for the account of Windsortech or such Shareholders directly to Leonard


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         W. Stone  ("Stone")  or Bill  Barberra  (as to not more than 2% of such
         Merger Consideration from such 7%) for investment banking services.

                  (v) Without limiting the generality of the foregoing, any obligation for prior services owed by Delta to pay Fred Smithline ("Smithline"), not to exceed 600,000 Shares of the Merger Consideration shall be discharged prior to or as part of the Closing and Morgan and Horing shall jointly and severally indemnify and hold Delta harmless from and against any and all further liability or obligation to Smithline.

         (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Windsortech Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         3. Representations and Warranties of Delta. Delta represents and warrants to Windsortech that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3. Without limiting the generality of the foregoing, but in furtherance thereof, Delta represents and warrants to Windsortech that the information furnished by Delta to Windsortech on the Due Diligence Checklist previously submitted by Delta (attached herein as Exhibit G) is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         (a) Organization, Qualification, and Corporate Power. Each of Delta and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Delta and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Delta and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b)  Capitalization.  The  entire  authorized  capital  stock  of Delta consists of 35,000,000 shares of common stock, par value $0.01 per share ("Delta's Common Stock"), of which 2,550,000 are issued and outstanding of which 780,832 are issued and held in Delta's treasury on and as of the date hereof, and 5,000,000 shares of Preferrd (sic) Stock, par value $0.01 per share ("Delta's Preferred Stock"), none of which are issued and outstanding on and as of the date hereof. All of the issued and outstanding shares of Delta's Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. No shares of Delta's Common Stock or Delta's Preferred Stock are issuable pursuant to outstanding options, warrants, purchase rights, subscription rights conversion rights, exchange rights, or other contracts or commitments. Other than as disclosed on the Disclosure Schedule hereto, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Delta to issue, sell or otherwise cause to become outstanding any shares of its capital stock, except as to the obligation to Fred Smithline.


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There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Delta.

         (c) Authorization of Transaction. Delta has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Delta cannot consummate the Merger unless and until it receives the Requisite Delta Stockholder Approval. This Agreement constitutes the legal, valid and binding obligation of Delta, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which any of Delta and its Subsidiaries is subject or any provision of the charter or bylaws of any of Delta and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Delta and its Subsidiaries is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of such assets). Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and state securities laws, none of Delta and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Filings with the SEC. Delta has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act, the Securities Exchange Act and the rules and regulations promulgated by the SEC thereunder in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Delta has delivered to Windsortech a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date) filed by Delta after [September 1, 1996]. To the extent that this may be incorrect as of the execution of this Agreement, Delta may update the Public Reports, provided that all required Public Reports are complete by the Closing Date.

         (f) Financial Statements. Delta has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001, March 31, 2001 and December 31, 2000 and an Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (the "Most Recent Fiscal Year End"). The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Delta and its Subsidiaries as of the indicated dates and the results of operations of Delta and its Subsidiaries for the indicated periods, are correct and complete in all


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material  respects,  and are consistent  with the books and records of Delta and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

         (g) Events Subsequent to Most Recent Fiscal Year End. During the month of December, 2001, Delta issued 160,000 shares of common stock for services rendered. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of Delta and its Subsidiaries taken as a whole.

         (h) Undisclosed Liabilities. None of Delta and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law. If, after Closing, Delta determines that it has any liabilities incurred or accrued prior to Closing not reflected on the financial statements for Delta as of the Closing Date to be prepared by Rubin Brown Gornstein & Co (the "Closing Date Financial Statements") or in excess of Delta's cash on hand as reflected on the Closing Date Financial Statements (such liabilities hereinafter referred to as the "Closing Liabilities"), the surviving entity will promptly issue to the former Windsortech Shareholders additional shares of Delta's Common Stock equal in number to the quotient resulting from dividing the Closing Liabilities by 0.52. Such issuance will occur within 10 days after the date the Closing Date Financial Statements are first delivered to Delta or the (former) Windsortech Shareholders, and shall be made pro-rata among the Stockholders in accordance with their respective shareholdings in Windsortech as of the Closing Date. Notwithstanding the foregoing, any such liability that is not in the Ordinary Course of Business with respect to Delta prior to the Closing Date, or is incurred in connection with the Merger will not be paid or assumed by Delta after the Closing.

         (i) Brokers' Fees. None of Delta and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (j) Absence of Regulatory Disqualifications. Neither Delta, nor any of its officers or directors, is subject to any of the regulatory disqualifications set forth in SEC Regulations A and D under the Securities Act.

         (k) By-laws are true and correct. Delta represents and warrants that the by-laws of Automated Data Sciences, Inc., filed for Delta States Oil, Inc., as an exhibit to the Form S-4 registration statement received by the Securities and Exchange Commission on August 28, 1986, is a true, complete and correct copy of its current by-laws.

         4.   Representations   and  Warranties  of   Windsortech.   Windsortech
represents and warrants to Delta that the statements contained in this ss.4 are correct and complete as of the date of this


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Agreement  and will be correct and  complete  as of the Closing  Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ss.4.

         (a) Organization. Windsortech is a corporation duly organized, validly existing and in good standing under the laws of New Jersey.

         (b) Capitalization. The entire authorized capital stock of Windsortech consists of an aggregate of 30,000,000 shares of common stock, par value $0.01 per share ("Windsortech's Common Shares"), of which an aggregate of 25,000,000 shares are issued and outstanding on and as of the date hereof (collectively, "Windsortech's Outstanding Shares All of Windsortech's Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         (c) Authorization of Transaction. Windsortech has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Windsortech cannot consummate the Merger unless and until it receives the Requisite Windsortech Shareholder Approval. This Agreement constitutes the legal, valid and binding obligation of Windsortech, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which Windsortech is subject or any provision of the charter or bylaws of Windsortech or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Windsortech is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the New Jersey Business Corporation Act, the Securities Exchange Act, the Securities Act and state securities laws, Windsortech does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. Windsortech shall cause Windsortech's shareholders to pay Leonard W. Stone ("Stone") at closing 6.54% of the Merger Consideration (currently expected to be a total of 630,000 shares, or 7% of the 9,000,000 = 630,000; with 5% to Leonard W. Stone, or 450,000 Shares, and 2% to Bill Barberra, or 180,000 shares) received by Windsortech. Except


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for  shares  of Delta  Stock to be  issued  after  consummation  of the  Merger,
Windsortech does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (f) Continuity of Business Enterprise. Windsortech intends to continue at least one of its significant historic business lines, or to use at least a significant portion of Delta's historic business assets in a business, in each case within the meaning of Treas. Reg.ss.1.368-1(d).

         (g) Absence of Regulatory Disqualifications. Neither Windsortech, nor any of its officers or directors, is subject to any of the regulatory disqualifications set forth in SEC Regulations A and D under the Securities Act.

         (h) Unaudited December 31, 2002 Financial Statements. Windsortech represents and warrants that the Unaudited December 31, 2002 Financial Statements are true and correct in all material respects and that there has not been any material adverse change in the business or financial condition of Windsortech as a whole since the date thereof.

         5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

         (b) Notices and Consents. Delta will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any third party consents, that are necessary or desirable to consummate the transactions contemplated by this Agreement or that Windsortech may reasonably request, in each case whether in connection with the matters referred to in ss.3(d) above or otherwise.

         (c) Regulatory Matters and Approvals. Each of the Parties will (and Delta will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(d) and ss.4(d) above. Without limiting the generality of the foregoing:

                  (i) Securities Act, Securities Exchange Act and State Securities Laws. In connection with its proposed issuance of shares of Delta Common Stock in connection with the Merger, Delta will prepare and deliver to Windsortech or Windsortech's Counsel for further delivery to Windsortech's Shareholders disclosure materials meeting the requirements of Regulation D under the Securities Act and prepare for filing with the SEC (or state securities regulators) a Notice on Form D or similar document. Delta also will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable to perfect any required, necessary or




                                      -10-
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                                                                  Execution Copy

         desirable  exemptions from  registration  under such laws.  Windsortech
         will  provide  Delta  with  whatever   information  and  assistance  in
         connection with the foregoing that Delta may reasonably request.

                  (ii) Delaware General Corporation Law and New Jersey Business Corporation Act. Delta will call a special meeting of its stockholders or obtain the required consents in lieu of a meeting to authorize an appropriate amendment of its Certificate of Incorporation to increase the number of shares of Delta's Common Stock authorized for issuance to not less than 35,000,000 shares and call a special meeting of its stockholders or give other necessary notice prior to the taking of other appropriate corporate or stockholder action (the "Special Delta Meeting or Action") as soon as practicable after execution and delivery of this Agreement in order that Delta's stockholders (or such number of them as shall be required by the Delaware General Corporation Law) may consider and vote or take action upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. Windsortech will call a special meeting of its shareholders or obtain the required consents in lieu of a meeting (the "Special Windsortech Meeting or Action") as soon as practicable in order that Windsortech's shareholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the New Jersey Business Corporation Act. The Parties acknowledge and agree that each of their respective boards of directors has voted to make an affirmative recommendation to its stockholders or shareholders (as the case may be) in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of either Party shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

                  (iii) Hart-Scott-Rodino Act. Each of the Parties will file (and Delta will cause each of its Subsidiaries to file) any
         Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain (and Delta will cause each of its Subsidiaries to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and Delta will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper or advisable.

         (d) Operation of Business. Delta will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                  (i) except as contemplated or required by this Agreement, none of Delta and its Subsidiaries will authorize or effect any change in its charter or bylaws;

                  (ii) none of Delta and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell or otherwise dispose of or agree to issue, sell or dispose of any shares of its capital stock;


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                  (iii) none of Delta and its  Subsidiaries  will  declare,  set aside or pay any dividend or distribution with respect to shares of its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any shares of its capital stock;

                  (iv) none of Delta and its Subsidiaries will issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;

                  (v) none of Delta and its Subsidiaries will grant or permit the imposition of any Security Interest upon any of its assets;

                  (vi) none of Delta and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

                  (vii) none of Delta and its Subsidiaries will make any change in employment terms for any of its directors, officers, employees, agents or consultants; and

                  (viii) none of Delta and its Subsidiaries will commit to any of the foregoing.

         (e) Full Access. Delta will (and will cause each of its Subsidiaries to) permit representatives of Windsortech to have full access to all premises, properties, personnel, books, records (including stockholder lists, share registers and/or tax records), contracts, and documents of or pertaining to each of Delta and its Subsidiaries. Windsortech will treat and hold as such any Confidential Information it receives from any of Delta and its Subsidiaries in the course of the reviews contemplated by this ss.5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Delta all tangible embodiments (and all copies) thereof which are in its possession.

         (f) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         (g) Exclusivity. In consideration of Windsortech's undertaking of the substantial legal, accounting and other expenses related to a due diligence investigation of Delta and the preparation of the transaction documents, Delta and Morgan each agree that, until December 31, 2001 and thereafter for so long as Windsortech and Delta are negotiating in good faith, neither Delta, Morgan, or any of their Affiliates, agents or representatives (including without limitation its investment bankers, if any), without Windsortech's prior written consent, will directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Competing Acquisition Proposal (as defined below) from any person, or engage in any discussions or negotiations relating thereto or accept any Competing Acquisition Proposal; provided, however, that notwithstanding any other


                                      -12-
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provision  hereof,  Delta may engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussions or negotiation, directly or indirectly, by or with Delta or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Delta or its business, properties and assets if, any only to the extent that, (i) the third party has first made a Competing Acquisition Proposal that is financially superior to the transactions contemplated by this Agreement and has demonstrated that the funds necessary for the Acquisition Proposal are reasonably likely to be available to Delta (as determined in good faith in each case by the Delta Board of Directors after consultation with their investment bank, if any) (ii) the Board of Directors of Delta shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (iii) prior to furnishing such information to or entering into discussions or negotiations with such persons, Delta provides prompt notice to Windsortech to the effect
that  it  is  furnishing   information  to  or  entering  into   discussions  or
negotiations with such person or entity and receives from such person or entity an executed confidentiality agreement in reasonably customary form. Delta agrees not to release any third party from, or waive any provision of any standstill agreement to which you are a party or any confidentiality agreement between you and another person who has made, or who may reasonably be considered likely to make, a Competing Acquisition Proposal, unless Delta's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties. Delta shall notify Windsortech orally and its writing of any such inquiries, offers or proposals (including without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep Windsortech informed of the status and details of any such inquiry, offer or proposal, and shall give Windsortech five days advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. As used herein "Competing Acquisition Proposal" shall mean a proposal for a tender or exchange offer, merger, consolidation or other business combination involving Delta or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Delta. In furtherance of the foregoing, notwithstanding any other provision of this Agreement, if this Agreement is terminated after acceptance by Delta because its Board of Directors has recommended to its shareholders any other acquisition proposal, then Delta and Morgan shall promptly pay all the out-of-pocket costs and expenses of Windsortech, including the fees and expenses of Windsortech's Counsel, investment bankers and accountants. In addition to the foregoing, if within one year after termination of this Agreement by Delta, any
third-party  shall  enter  into  any  business   combination  with  Delta,  such
third-party shall pay to Windsortech prior to the earlier of the execution of any letter of intent or definitive agreement or consummation of the business combination with Delta the sum of fifty thousand dollars ($50,000), less any amounts previously paid by Delta to Windsortech pursuant hereto as additional compensation for Windsortech's loss as the result of the nonconsummation of the Merger. In the event such third-party shall refuse to pay such amounts, the amounts shall be personal obligation of Morgan and shall be paid by Morgan to Windsortech promptly upon notice by Windsortech.


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         6. Conditions to Obligation to Close.

         (a)  Conditions  to  Obligation  of  Windsortech.   The  obligation  of
Windsortech to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite Delta Stockholder Approval

                  (ii) either (x) Windsortech shall have received the written opinion of Delta's Counsel to the effect that shares of Delta's Stock prior to the Merger are not eligible to become Dissenting Shares or (y) the number of Dissenting Shares shall not exceed 2% of the number of outstanding Delta Shares;

                  (ii) Delta and its Subsidiaries shall have procured all of the third party consents specified inss.5(b) above;

                  (iii) the representations and warranties set forth in ss.3 above (including the statements made in Exhibit H) shall be true and correct in all material respects at and as of the Closing Date;

                  (iv) Delta shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (v) no action, suit, or proceeding shall be pending or threatened before any court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of Delta and/or Windsortech, or (D) affect adversely the right of any of the former Subsidiaries of Delta to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vi) Delta shall have delivered to Windsortech evidence reasonably satisfactory to Windsortech (in Windsortech's sole discretion and judgment) to the effect that immediately prior to consummation of the Merger, Delta has not less than 2,000 stockholders. Delta States Oil, Inc. has caused its Transfer Agent, Liberty Transfer Company, to deliver a Certification, dated December 18, 2001, which certifies that the number of Stockholders of Common Stock of Delta States Oil, Inc. is 3,305 as shown by their records at that date.

                  (vii) Delta shall have  delivered to Windsortech a certificate
         to  the  effect  that  each  of  the  conditions   specified  above  in
         ss.6(a)(i)-(vi) has been satisfied in all respects;

                  (viii) this Agreement and the Merger shall have received the Requisite Windsortech Shareholder Approval;

                  (ix)  if  deemed   necessary  or  desirable  by  Windsortech's
         Counsel, a Notice on Form D (or similar document) shall be filed by Delta with the SEC under the Securities Act and with appropriate state securities commissions;

                  (x) Windsortech shall reasonably believe that the shares of Delta Stock to be outstanding immediately after the Merger will be eligible for quotation on the Over the Counter Bulletin Board;

                  (xi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(d) and ss.4(d) above;

                  (xii) Windsortech shall have received from counsel to Delta an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Windsortech, and dated as of the Closing Date;

                  (xiii) Windsortech shall have received either a private letter ruling from the IRS or a legal opinion from Windsortech's Counsel to the effect that the Merger will constitute a tax-free reorganization pursuant to Code ss.368(a)(1)(A);

                  (xiv) Windsortech shall have received the resignations, effective as of the Closing, of each director and officer of Delta and its Subsidiaries other than those whom Windsortech shall have specified in writing at least five business days prior to the Closing;

                  (xv) Morgan and Horing shall each have executed a Lockup Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit H.

                  (xvi) Windsortech shall have received copies of employment agreements for each of Marc Sherman, Edward Cummings, Michael Sheer, Carl Saracino and David Loppert; and

                  (xvii) Morgan shall have entered into a Consulting Agreement in substantially the form attached hereto as Exhibit I.

                  (xviii)   Smithline   shall   have   executed   a  letter   in
         substantially the form of Exhibit J.

                  (xix) all actions to be taken by Delta in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Windsortech and Windsortech's Counsel.

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         Windsortech  may waive any  condition  specified  in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of Delta. The obligation of Delta to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite Windsortech Shareholder Approval;

                  (ii) the representations and warranties set forth inss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) Windsortech shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv)  Windsortech  shall have delivered to Delta a certificate
         to  the  effect  that  each  of  the  conditions   specified  above  in
         ss.6(b)(i)-(iii) is satisfied in all respects;

                  (v) this Agreement and the Merger shall have received the Requisite Delta Stockholder Approval;

                  (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in ss.3(d) and ss.4(d) above;

                  (vii) Delta shall have received from Windsortech's Counsel an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Delta, and dated as of the Closing Date;

         Delta may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

         7. Termination.

         (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) Windsortech may terminate this Agreement by giving written notice to Delta at any time prior to the Effective Time (A) in the event Delta has breached any material representation, warranty or covenant contained in this Agreement in any material respect,

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         Windsortech  has  notified  Delta of this  breach,  and the  breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 2002 by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from
         Windsortech   breaching  any  representation,   warranty,  or  covenant
         contained in this Agreement);

                  (iii) Delta may terminate this Agreement by giving written notice to Windsortech at any time prior to the Effective Time (A) in the event Windsortech has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Delta has notified Windsortech of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 2002 by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from Delta breaching any representation, warranty, or covenant contained in this Agreement);

                  (iv) either Party may terminate this Agreement by giving written notice to the other Party at any time in the event this Agreement and the Merger fail to receive the Requisite Windsortech Shareholder Approval or the Requisite Delta Stockholder Approval, respectively.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.5(e) above shall survive any such termination.

         8. Miscellaneous.

         (a) Post Merger.

         (i) After the Merger, the Surviving Corporation shall take such steps as are necessary and proper to maintain compliance with the applicable Statues and rules concerning the filling of certified financial statements so as to maintain the Surviving Corporations status as a Reporting Company.

         (ii) As soon as it is reasonably practicable, the Surviving Corporation shall apply for listing on the Nasdaq Bulletin Board for trading of shares.

         (b) Survival. The representations and warranties of the Parties will survive consummation of the transactions contemplated by this Agreement.

         (c) Press Releases and Public Announcements. Prior to the Effective Time, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any

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                                                                  Execution Copy


listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will make reasonable efforts to advise the other Party prior to making the disclosure).

         (d) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and assigns.

         (e) Entire Agreement. This Agreement (including all documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, related to the subject matter hereof.

         (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval will not unreasonably be withheld.

         (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Delta:

                  Delta States Oil, Inc.
                  888 Riverbank Road
                  Stamford, CT 06903
                  Attention: Dr. Alfred D. Morgan

         with a copy to:
                       -

                  Saul Horing, Esq.
                  14 E. 60th Street
                  New York, NY 10022




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                                                                  Execution Copy


         If to Windsortech:

                  Windsortech, Inc.
                  70 Lake Drive
                  Hightstown, NJ 08520
                  Attention: President

         with a copy to:

                  Spector Gadon & Rosen, P.C.
                  1635 Market Street, 7th Floor
                  Philadelphia, PA 19103
                  Attention: Gerald Chalphin, Esquire

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

         (k) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law and the New Jersey Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.



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         (m) Expenses.  Each of the Parties will bear its own costs and expenses
(including legal fees and expenses) incurred in connection with this Agreement and the transactions



















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                      [This page intentionally left blank.]















                                      -21-
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contemplated hereby. Without limiting the generality of the foregoing, except to the extent otherwise specifically set forth herein, Windsortech will be responsible for the cost of preparing this Agreement, including the fees and disbursements of Windsortech's Counsel, accountants and investment bankers in
connection  with  this   transaction,   whether  or  not  such   transaction  is
consummated. In furtherance thereof, Delta will be responsible for any costs it may incur in connection with any legal review performed by it or on its behalf, including any expense associated with the transaction involving Fred Smithline.

         (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on and as of the date first above written.

                                  Windsortech:

                                  Windsortech, Inc.


                                  By: __________________________
                                           Name:
                                           Title:

                                  Delta:

                                   Delta States Oil, Inc.


                                  By: __________________________
                                           Name:
                                           Title:


                                  ______________________________
                                     Alfred A. Morgan, Ph.D.





                                      -22-
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                                                                  Execution Copy


                                                                       EXHIBIT A


         FORM OF AGREEMENT REGARDING CONTINUITY OF SHAREHOLDER INTEREST

                AGREEMENT FOR CONTINUITY OF STOCKHOLDER INTEREST


         THIS AGREEMENT is entered into on and as of January 29th, 2002 by and among Delta States Oil, Inc., a Delaware corporation ("Delta"), Dr. Alfred
Morgan, an individual ("Morgan"), Saul Horing, Esquire, an individual ("Horing"), and Windsortech, Inc., a New Jersey corporation.

         WHEREAS, Delta and Windsortech are parties to an Agreement and Plan of Merger dated as of January 29th, 2001 (the "Merger Agreement") pursuant to which Windsortech will be merged with and into Delta, which will then change its name to Windsortech, Inc.
(the "Merger");

         WHEREAS, the Merger Agreement contemplates that the Merger will be treated as a tax-free reorganization pursuant to section 368(a)(1)(a) ("ss.368") and the regulations promulgated thereunder ("Reg. ss.1.368-1") of the Internal Revenue Code of 1986 (the "Code");

         WHEREAS, Alfred Morgan, Kozuko Morgan, Saul Horing and Muriel Horing will own beneficially and of record more than fifty percent (50%) of the outstanding shares of capital stock of Delta outstanding immediately prior to consummation of the Merger;

         WHEREAS,   Delta   and   Windsortech   desire  to   memorialize   their
understanding with respect to Morgan's and Horing's present intention regarding disposition of their pre-Merger Delta stock after consummation of the Merger.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Representations and Warranties. Alfred Morgan, Kozuko Morgan, Saul Horing and Muriel Horing each severally represent and warrant to Delta and Windsortech that (a) they together will own, beneficially and of record, more than fifty percent (50%) of the outstanding shares of Delta's capital stock immediately prior to consummation of the Merger and (b) they have no present plan, intention or arrangement to dispose of any of their Delta stock after consummation of the Merger in a manner that would cause the Merger to violate the continuity of stockholder interest requirement of Reg. ss.1.368-1. Without limiting the generality of the foregoing, Morgan and Horing represent and warrant that they do not intend to dispose of any of their pre-Merger Delta shares in any manner that would reduce the fair value of their Delta stock, measured as of the date of consummation of the Merger, to an amount less than $8,000.00 value of such stock held by them immediately before the Merger.


                                      A-1
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                                                                  Execution Copy


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on and as of the date first above written.

                                  DELTA STATES OIL, INC.


                                  By
                                     --------------------------------
                                           President

                                  WINDSORTECH, INC.


                                  By
                                     --------------------------------
                                           President


                                     --------------------------------
                                           Dr. Alfred Morgan


                                     --------------------------------
                                           Kozuko Morgan


                                     --------------------------------
                                           Muriel Horing


                                     --------------------------------
                                           Saul Horing, Esquire




                                      A-2
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                                                                     EXHIBIT B-1



                          FORM OF CERTIFICATE OF MERGER

                                STATE OF DELAWARE
                            CERTIFICATE OF MERGER OF
                 DELTA STATES OIL, INC., A DELAWARE CORPORATION
                  AND WINDSORTECH, INC. A NEW JERSEYCORPORATION


Pursuant to Title 8, Section 252(c) of the Delaware General Corporation Law, the Undersigned Corporation executed the following Certificate of Merger:
FIRST: The name of the corporations being merged are Delta States Oil, Inc., a Delaware corporation, and Windsortech, Inc., a New Jersey Corporation.
SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.
THIRD: The name of the surviving corporation is Windsortech, Inc., a Delaware corporation.
FOURTH: The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of Delta States Oil, Inc., with the following amendment: Article I of the Certificate of Incorporation shall be amended to read in its entirety, as follows: "The name of the corporation is "Windsortech, Inc.".
FIFTH: The Agreement and Plan of Merger is on file at Windsortech, Inc. 70 Lake Drive Hightstown, NJ 08520, the place of business of the surviving corporation.
SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.
SEVENTH: The authorized stock and par value of the non-Delaware company is 30,000,000 shares of common stock, par value of $ 0.01 per share.
EIGHTH: The merger is to become effective at the date and time of filling.
IN WITNESS WHEREOF, said surviving corporation has caused this Certificate to be signed by an authorized officer, the 29th day of January, A.D., 2002.

Attest                                            Delta States Oil, Inc.

By: ___________________                     By:_______________________________
                                                      Authorized Officer

                                            By: ________________/_____________
                                                    Print or Type / Title

                                      B-1
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                                                                     EXHIBIT B-2

                          FORM OF CERTIFICATE OF MERGER

                               STATE OF NEW JERSEY
                            CERTIFICATE OF MERGER OF
                   WINDSORTECH, INC., A NEW JERSEY CORPORATION
               AND DELTA STATES OIL, INC., A DELAWARE CORPORATION

TO: THE SECRETARY OF STATE, STATE OF NEW JERSEY

           Pursuant to the provisions of Sections 14A:10-1 and 14A:10-4.1 of the New Jersey Business Corporation Act (the "Act"), the undersigned corporations hereby execute the following Certificate of Merger.

FIRST: Windsortech Inc., a corporation organized and existing under the laws of the State of New Jersey, shall be merged with and into Delta States Oil, Inc., a corporation organized and existing under the laws of the State of Delaware, and Delta States Oil, Inc. a corporation existing under the laws of the State of Delaware is hereinafter designated as the surviving corporation (the "Surviving Corporation"). After consummation of the Merger, the Surviving Corporation shall change its name to "Windsortech, Inc.".

SECOND: The address of the Surviving Corporation's registered office is Windsortech, Inc. 70 Lake Drive, Hightstown, NJ 08520, and the name of its registered agent at such address is David Loppert.

THIRD: The total authorized capital stock of the Surviving Corporation shall be thirty five million (35,00,000) shares of common stock, and five million (5,000,000) shares of preferred stock.

FOURTH: The Agreement and Plan of Merger annexed hereto and made a part hereof as Exhibit "A" was approved by each of the undersigned corporations in the manner prescribed by Sections 14A:10-1 and 14A:10-4.1 of the New Jersey Business Corporation Act, and Title 8, Section 252(c) of the Delaware General Corporation Law. The Agreement and Plan of Merger was approved by the shareholders of Windsortech, Inc., on January 29, 2002. The Agreement and Plan of Merger was approved by the shareholders of Delta States Oil, Inc., on January 29, 2002.

FIFTH: As to each corporation whose shareholders are entitled to vote, the number of shares entitled to vote was as follows:

           Name of Corporation    Total Number of Shares Entitled to Vote

           Windsortech, Inc.      25,000,000 shares of common stock
           Delta Sates Oil, Inc.   1,769,168 shares of common stock

No shares are entitled to vote as a class.


                                      B-2
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                                                                  Execution Copy


           As to each corporation whose shareholders are entitled to vote, the number of shares voted for and against the Agreement and Plan of Merger, respectively, was as follows:

                                          Total Shares        Total Shares
     Name of Corporation                   Voted For          Voted Against

     Windsortech, Inc.                     25,000,000              0

     Delta States Oil, Inc.                 1,057,100              0

SIXTH: No shares are entitled to vote as a class on the Agreement and Plan of Merger.

SEVENTH: This Certificate of Merger shall be effective at the date and time of filing.

EIGTH: The Surviving Corporation agrees that it may be served with process in the State of New Jersey in any proceeding for the enforcement of any obligation of any corporation previously amenable to suit in New Jersey, which is a party to the instant Agreement and Plan of Merger, attached hereto as Exhibit "A", and in any proceeding for the enforcement of the rights of a dissenting shareholder of Windsortech, Inc. against the Surviving Corporation; and, the Surviving Corporation agrees to an irrevocable appointment of the Secretary of State of New Jersey as its agent to accept service of process in any such proceeding, and the address of 70 Lake Drive, Hightstown, NJ 08520 shall be designated for the Secretary of State to mail a copy of the process in such proceeding.

NINTH: The Surviving Corporation agrees to promptly pay to the dissenting shareholders of any New Jersey corporation which is a party to the Agreement and Plan of Merger, attached hereto as Exhibit "A", the amount, if any, to which they shall be entitled under the provisions of this Act with respect to the rights of dissenting shareholders.

           IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate of Merger to be executed in its name by its respective President the day of January, 2002.

[Corporate Seal]  ATTEST:                     WINDSORTECH, INC.


                         __________________   By: _____________________________

[Corporate Seal]  ATTEST:                     DELTA STATES OIL, INC.


                         __________________   By: _____________________________






                                      B-3
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                                                                  Execution Copy

                                                                       EXHIBIT C

                                January 29, 2002

Delta States Oil, Inc.
C/o Alfred D. Morgan Ph.D.
888 Riverbank Road
Stanford, CT 06903

Re:      Agreement and Plan of Merger dated January 29, 2002

Dear Sirs:

         The undersigned hereby irrevocably transmits to Delta States Oil, Inc., ("Delta") the below described certificates representing 5,000,000 shares of Common Stock, par value $0.01 per share (the "Windsortech Shares"), of Windsortech, Inc. (the "Company") which are enclosed herewith, in exchange for an aggregate of 1,926,000 shares of Common Stock of Delta States Oil, Inc., (the "Delta Shares") at a conversion ratio of 0.3852 per share, subject to the terms, conditions and instructions below.

         Subject to delivery of the Delta Shares, the undersigned hereby sells, assigns and transfers to Delta all, right, title and interest in the Windsortech Shares enclosed herewith. The undersigned represents that the undersigned has full power and authority to tender and sell without restriction the tendered Windsortech Shares to Delta and that Delta will acquire good and unencumbered title thereto free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The undersigned will execute, upon request, any additional documents necessary or desirable to complete such sale and transfer of tendered Windsortech Shares.

         All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and all obligations of the undersigned herein shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.


-------------------------------------------------------------------------
|                  |                                |                   |
-------------------------------------------------------------------------
|                  |                                |                   |
-------------------------------------------------------------------------
|                  |                                |                   |
-------------------------------------------------------------------------

                                            Very truly yours,


                                            ---------------------------
                                            Signature of Shareholder

Must be signed by registered holder exactly as name appears in certificate.


                                      C-1
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                                                                       EXHIBIT D

                       FORM OF OPINION OF COUNSEL TO DELTA

1. incorporation and valid existence
2. foreign qualification
3. due authorization, execution and delivery of Agreement
4. valid and binding Agreement
6. Delta not an inadvertent investment company
7. Employment Agreements have been duly authorized, executed and delivered
8. Employment Agreements will be valid and binding
9. No dissenters' rights under Delaware law.
10. Issuance and sale of Delta shares pursuant to the Merger is exempt under Reg D.

















                                      D-1
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                                                                  Execution Copy


                                                                       EXHIBIT E



                    FORM OF OPINION OF COUNSEL TO WINDSORTECH

1. incorporation and valid existence
2. foreign qualification
3. due authorization, execution and delivery of Agreement
4. valid and binding Agreement






                                      E-1
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                                                                  Execution Copy

                                                                       EXHIBIT F

                              INTENTIONALLY DELETED













                                      F-1
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                                                                       EXHIBIT G

                            DUE DILLIGENCE CHECKLIST

















                                      G-1
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                                                                  Execution Copy

                                                                       EXHIBIT H

                  FORM OF LOCKUP AGREEMENT AND IREVOCABLE PROXY

                     LOCKUP AGREEMENT AND IRREVOCABLE PROXY

           THIS LOCKUP AGREEMENT AND IRREVOCABLE PROXY ("Proxy") is entered into and given this 29th day of January, 2002 by and between SAUL HORING, ESQ., MURIEL HORING, ALFRED D. MORGAN Ph.D. and KAZUKO MORGAN (hereinafter referred to individually as a "Stockholder and collectively as "Stockholders"), Windsortech, Inc., a New Jersey corporation (hereinafter referred to as "Windsortech") and DAVID A. LOPPERT (hereinafter referred to as the "Proxyholder").
           WHEREAS, Stockholders are the owners of an aggregate of one million fifty seven thousand one hundred (1,057,100) shares (collectively, the "Shares") of the common capital stock of Delta States Oil, Inc., a Delaware corporation (the "Corporation"); and
           WHEREAS, The Corporation and Windsortech are parties to an Agreement and Plan of Merger (the "Merger Agreement"); and WHEREAS, Stockholders deem it advisable and for the best interests of themselves and the Corporation that the transactions contemplated by the Merger Agreement be consummated; and
           WHEREAS, Windsortech has required that Stockholders enter into this Lockup Agreement and Irrevocable Proxy as a condition to consummation of the transactions contemplated by the Merger Agreement; and
           WHEREAS, Stockholders desire to establish and grant this Lockup and Proxy in order to achieve the foregoing objectives and desires; and

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           WHEREAS,  Proxyholder is willing to accept this Proxy and to exercise his rights hereunder in order to achieve the foregoing objectives and desires.
           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties to this Agreement, intending to be legally bound hereby, do hereby agree as follows:

           1.     Lockup: Restrictions on Transfer.
                  a. Restrictions on Stockholders. From and after the dates hereof and until terminated pursuant to Section 3 hereof, each Stockholder agrees not to sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, pledge, deposit, hypothecate or otherwise encumber, in whole or in part, or in any way or manner whatsoever, including, without limitation, by way of option, warrant, put, call or other contract right, agreement, commitment or understanding, any of the Shares now or hereafter owned or held by him or her, whether beneficially or of record, except as expressly provided in this Agreement and in accordance with its terms and conditions.

                    b. Impermissible Transfers Void. Any purported transaction in the Shares made in violation of this Section 1 shall be null, void and without effect. Without limiting the generality of the foregoing, but in furtherance thereof, the Stockholders agree to cause the Corporation to refuse to reflect any such purported transaction on the books and records of the Corporation.

         2.         Irrevocable Proxy.
                    a. Each Stockholder irrevocably appoints Proxyholder as his or her true and lawful attorney and proxy with full power of substitution in the premises for and in his or her name, to vote and otherwise act with respect to all of his or her shares at all annual, special or other meeting of stockholders of the Corporation (or by written

                                                                  Execution Copy



consent for each in lieu thereof) called or taken to approve, ratify or authorize the transactions contemplated by the Merger Agreement.

                    b. The Stockholders understand and agree that the appointment and proxy granted to Proxyholder by Section 1 a. of this Proxy is, until the consummation of the transactions contemplated by the Merger Agreement, execution of the Agreement, and coupled with an interest within the meaning of Title 8 ss. 212 (e) of the Delaware General Corporation Law, and any successor provision thereto, and, except as otherwise provided in Section 2 of this Proxy, shall not terminate by operation of law, whether by the death, disability, bankruptcy, adjudication of incompetency, insanity or the occurrence of any other event or condition with respect to Proxyholder or the Stockholders.
                    c. The Stockholders and Proxyholder further understand and agree that this Lockup and Proxy relates solely to all voting rights (whether limited, fixed or contingent) with respect to each of the Stockholder's Shares and does not relate to any other right incident to the ownership of shares of capital stock of the Corporation (including, without limitation, the right to receive dividends and any other distributions on those shares).

           3. Term. This Lockup and Proxy shall terminate upon the filling of the Certificates of Merger required by Delaware and New Jersey Law, unless extended in writing.

           4. Legend on Stock. At Windsortech's request, each certificate evidencing Shares now or hereafter held by a Stockholder shall bear a conspicuous Legend in substantially the following form:

                    THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE GRANT OF AN IRREVOCABLE PROXY PURSUANT TO A LOCKUP AGREEMENT AND IRREVOCABLE PROXY DATED JANUARY 29, 2002, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.


           5. Recapitalization. This Agreement applies to all Shares of Stock now or hereafter held by the Stockholders. If any capital reorganization of the Corporation takes place or if any shares of capital stock of the Corporation held by Stockholders are reclassified, classified, split, exchanged or changed in any manner, this Proxy shall be deemed to apply to all those shares of capital stock received and then owned by the Stockholders.

           6. Benefit and Burden. This Agreement shall inure to the benefit of, and be binding upon the Stockholders and the Proxyholder and their respective heirs, personal representatives and assigns.

           7.  Modifications.  This  Agreement  may  only be  modified,  waived,
discharged  or  terminated  only  by  an  instrument  in  writing   executed  by
Stockholders and Proxyholder.

           8. Applicable Law. This Proxy shall be construed and enforced in accordance with the laws of the State of Delaware.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written. WITNESS:



                                    DAVID A. LOPPERT, PROXYHOLDER


______________
                           -------------------------------------------------
                                    SAUL HORING, ESQUIRE, STOCKHOLDER


______________
                           -------------------------------------------------
                                    MURIELHORING, STOCKHOLDER


______________
                           -------------------------------------------------
                                    ALFRED D. MORGAN, Ph.D., STOCKHOLDER


______________
                           -------------------------------------------------
                                    KAZUKO MORGAN, STOCKHOLDER

FILED WITH THE SECRETARY
OF
DELTA STATES OIL, INC. ON
January 29 , 2002.


-----------------
, SECRETARY



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                                                                  Execution Copy


                                                                       EXHIBIT I
                          FORM OF CONSULTING AGREEMENT

                              CONSULTING Agreement

         THIS AGREEMENT is made as of February 1, 2002 between Windsortech, Inc. (formerly Delta States Oil, Inc.) ("Client") and A. Morgan, Ph.D.("Consultant").

         1. Term of Agreement. This agreement shall start on February 1, 2002 and end on January 31, 2005, unless sooner terminated as provided in this Agreement. This agreement shall not be renewed unless expressly agreed in writing by both parties. Consultant shall have no authority to make any statements, representations, warranties or commitments or to take any action which shall be binding upon Client, except as specifically authorized in writing by Client.

         2. Services. Consultant agrees to perform for Client the services, consisting of eight (8) hours of services per month, to be mutually determined by both parties. Such services are hereinafter referred to as "Services." Client agrees that consultant shall have reasonable access to Client's staff and resources as necessary to perform the Consultant's services provided for by this contract.

         3. Rate of Payment for Services. Client agrees to pay Consultant for Services $1,500.00 per month. Client shall pay the amounts agreed to herein on the first day of each month, beginning March 1, 2002 for the month of February.

         4. Events Causing Termination. Upon the occurrence of one or more of the following events, this Agreement may be terminated as set forth in this section, which termination shall be effective upon receipt of written notice of termination by the terminated party:

                  A. Client may terminate this Agreement if Consultant is convicted of (or pleads guilty or nolo contendere to) a felony, or a misdemeanor adversely affecting Consultants ability to perform Services.

         B. Client may terminate this Agreement in the event that Consultant should die, retire or become fully disabled so as not to be able to perform the Services required.

         C. Client may terminate this Agreement in the event that Consultant shall refuse or fail to faithfully and diligently perform any material Services, which failure is not cured within ten (10) days after Client has sent Consultant written notice of such alleged default.

         5. Confidential Information. Consultant hereby acknowledges that during the performance of this contract, the Consultant may learn or receive confidential Client information and therefore Consultant hereby confirms that all such information relating to the Client's business will be kept confidential by the Consultant, except to the extent that such information is required to be divulged in order to enable Consultant to perform Consultant's contract obligation.



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                                                                  Execution Copy



         6. Independent Contractor.

                  A. Consultant is an independent contractor and Consultant is not and shall not be deemed to be employed by Client.

                  B. Client is hereby contracting with Consultant for his services and Consultant reserves the right to determine the method, manner and mean by which the services will be performed.

                  C. Consultant is not required to perform the services during a fixed hourly or daily time, subject to the Client's normal business hours and security requirements. However, Consultant is required to perform his services during fixed times where such times are a necessary ingredient to the performance of said services.

                  D. The services shall be performed by Consultant, and Client shall not be required to hire, supervise or pay any assistants to help Consultant who performs the services under this agreement.

                  E. Consultant shall not be required to devote Consultant's full time to the performance of the services required hereunder. The order or sequence in which the work is to be performed shall be under the control of Consultant. However, Consultant is required to invest a reasonable amount [approximately eight (8) hours] to successfully complete the services described herein on a monthly basis.

                  F. Consultant shall be responsible for any taxes or penalties assessed by reason of any claims that Consultant is an employee of Client and Client and Consultant specifically agree that Consultant is not an employee of Client.


         7. Insurance. Client shall not provide any insurance coverage of any kind for Consultant and Client will not withhold from paychecks to Consultant hereunder any amount that would normally be withheld from an employee's pay.

         7. Limited Warranty. Consultant warrants to Client that the material, analysis, data, programs and services to be delivered or rendered hereunder, will be of the kind and quality designated and will be performed by qualified personnel.

         8. Complete Agreement. This agreement contains the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Client by any of its employees or agents shall be deemed to bind the parties hereto with respect to the subject matter hereof.


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                                                                  Execution Copy


         9. Applicable Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

         10. Scope of Agreement. If the scope of any of the provisions of the Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

         11. Assignment. This Agreement may not be assigned by Consultant without the prior written consent of the Client. Except for the prohibition on assignment contained in the preceding sentence, this Agreement shall be binding upon and inure to the benefits of the heirs, successors and assigns of the parties hereto.




         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

                                    Client:


Date:
                                    -----------------------------------
                                    Windsortech, Inc.


                                    Consultant:



Date:
                                    -----------------------------------
                                    Alfred Morgan, Ph.D.




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                                                                  Execution Copy


                                                                       EXHIBIT J

                            FORM OF SMITHLINE LETTER

               WINDSORTECH, INC (formerly DELTA STATES OIL, INC.)
                                  70 LAKE DRIVE
                               HIGHSTOWN, NJ 08520

                                January 31, 2002

Mr. Fred Smithline


         ,XXXXX

Dear Mr. Smithline:

         Enclosed herewith are 600,000 shares (the "Shares") of Common Stock of Windsortech, Inc. (formerly Delta States Oil, Inc.), in full satisfaction of what we understand has been a pre-existing obligation of Delta States Oil, Inc. to you, delivered to satisfy the alleged outstanding obligation of Delta States Oil, Inc.

         Acceptance of the Shares and acknowledgement below indicate that you completely and fully understand and voluntarily accept and hereby release forever Windsortech, Inc. from all claims for the purpose of making a full and final compromise, adjustment, and settlement of any and all claims, disputed or otherwise, with Delta States Oil, Inc. and for the express purpose of precluding forever any further additional claims or demands by you against Delta States Oil, Inc.

YOU UNDERSTAND THAT YOU HAVE BEEN ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS RELEASE OF ALL CLAIMS, AND HAVE HAD THE OPPORTUNITY TO DO SO BEFORE SIGNING THIS RELEASE OF ALL CLAIMS OR ACCEPTING ANY CONSIDERATION FROM DELTA STATES OIL, INC.

                                            WINDSORTECH, INC.


                                            By
                                               ---------------------------------
                                                     President

         IN WITNESS WHEREOF, I hereby accept the shares referred to in the foregoing letter and grant the full Release described therein.





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                                                                  Execution Copy



 WITNESS:

-----------------------                 ------------------------------
                                        FRED SMITHLINE

Dated:
      ------------------------------